Exhibit 99.1

FOR ADDITIONAL INFORMATION:

Investor Relations Contact:	Media/Editorial Contact:

Applied Micro Circuits Corporation	The Ardell Group
Debra Hart	Angela Edgerton
Phone: (858) 535-4217	Phone: (858) 792-2941
E-Mail: dhart@amcc.com	E-Mail: angela@ardellgroup.com

Thursday, February 10, 2005

Company Press Release

JULIE H. SULLIVAN ELECTED TO AMCC’S

BOARD OF DIRECTORS; BOARD OF DIRECTORS

EXPANDED TO NINE MEMBERS

SAN DIEGO—February 10, 2005—Applied Micro Circuits Corporation [NASDAQ: AMCC] today announced that Julie H. Sullivan has been elected to AMCC’s board of directors and appointed as a member of the board’s Audit Committee. Sullivan’s addition brings the board of directors to a total of nine members.

“We are very pleased to be joined by a professional of Julie’s caliber and experience,” said Cesar Cesaratto, independent lead director of AMCC. “Julie is an internationally-recognized and award winning scholar and educator in accounting and taxation. Her business acumen and knowledge adds to the board of directors’ broad expertise and further demonstrates our commitment to strengthening our Board.”

Sullivan is currently a professor at the University of California, San Diego, Rady School of Management where she teaches financial accounting and financial statement analysis for MBA students. In July 2005, she will become Provost and Vice President for Academic Affairs at University of San Diego. Previously, she served as Interim Dean and Senior Associate Dean at the University of North Carolina at Chapel Hill, Kenan-Flagler Business School. Sullivan has held directorial positions for International Business

Education and Research, and The Center for Innovation in Learning at UNC-Chapel Hill. She developed and delivered executive learning programs for companies including Ernst and Young, General Electric, PricewaterhouseCoopers and GlaxoSmithKline.

Sullivan currently serves as an advisory director for Schenectady International, a privately held chemical intermediaries company, and the non-profit board of Aoyama Gakuin Graduate School of Management. Sullivan received her Ph.D., in Business and Accounting, a M.A., Accounting and Taxation and her B.S. in Business with high honors from the University of Florida.

About AMCC

AMCC provides the essential building blocks for the processing, moving and storing of information worldwide. The company blends systems and software expertise with high-performance, high-bandwidth silicon integration to deliver silicon, hardware and software solutions for global wide area networks (WAN), embedded applications such as PowerPC and programmable SOC architectures, storage area networks (SAN), and high-growth storage markets such as Serial ATA (SATA) RAID. AMCC’s corporate headquarters are located in San Diego, California. Sales and engineering offices are located throughout the world. For further information regarding AMCC, please visit our web site at http://www.amcc.com.

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AMCC is a registered trademark of Applied Micro Circuits Corporation. All other trademarks are the property of their respective owners.